EXHIBIT 23 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and the Board of Directors of Belmont Bancorp.

     We consent to incorporation by reference of our report dated
May 19, 1999, relating to the consolidated balance sheets as restated of Belmont Bancorp. as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and statements of cash flows as restated for each of the three years in the period ended December 31, 1998. Said report appears following the financial statements beginning on page F-1 of Belmont Bancorp.'s annual form 10-K/A.

s/S.R. Snodgrass A.C.
S.R. Snodgrass A.C.
Wheeling, WV
August 3, 1999